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                                                                    EXHIBIT (11)

                               MEDPARTNERS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1994       1995        1996
                                                              --------   ---------   ---------
Earnings:
  Income from Continuing operations.........................  $ 54,144   $  20,901   $ (89,831)
  Operating income (loss) from discontinued operations......    25,902    (168,342)    (71,221)
  Gain on sale of discontinued operations...................        --      31,814       2,523
                                                              --------   ---------   ---------
          Net income (loss).................................  $ 80,046   $(115,627)  $(158,529)
                                                              ========   =========   =========
PRIMARY
Weighted average common shares outstanding..................   119,342     135,007     151,282
Weighted average redeemable preferred stock.................     7,001       1,131          --
Net common shares issuable on exercise of certain stock
  options(1)................................................     5,440       4,226       4,082
                                                              --------   ---------   ---------
          Average common and common equivalent shares
            outstanding.....................................   131,783     140,364     155,364
                                                              ========   =========   =========
Per share amounts:
  Income from continuing operations.........................  $   0.41   $    0.15   $   (0.58)
  Operating income (loss) from discontinued operations......      0.20       (1.20)      (0.46)
  Gain on sale of discontinued operations...................        --        0.23        0.02
                                                              --------   ---------   ---------
          Net income (loss).................................  $   0.61   $   (0.82)  $   (1.02)
                                                              ========   =========   =========
FULLY DILUTED
Weighted average common shares outstanding..................   119,342     135,007     151,282
Weighted average redeemable preferred stock.................     7,001       1,131          --
Net common shares issuable on exercise of certain stock
  options(1)................................................     5,440       4,226       4,027
                                                              --------   ---------   ---------
Average common and common equivalent shares outstanding.....   131,783     140,364     155,309
                                                              ========   =========   =========
Per share amounts:
  Income from continuing operations.........................  $   0.41   $    0.15   $   (0.58)
  Operating income (loss) from discontinued operations......      0.20       (1.20)      (0.46)
  Gain on sale of discontinued operations...................        --        0.23        0.02
                                                              --------   ---------   ---------
          Net income (loss).................................  $   0.61   $   (0.82)  $   (1.02)
                                                              ========   =========   =========

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(1) Net common shares issuable on exercise of certain stock options is calculated based on the treasury stock method using the average market price for the primary calculation and the ending market price, if higher than average, for the fully diluted calculation.